TREDEGAR REPORTS THIRD-QUARTER 2015 RESULTS

•	Operating profit from ongoing operations for PE Films of $9.7 million was $4.7 million lower than the third quarter of 2014

•	Operating profit from ongoing operations for Flexible Packaging Films improved

•	Non-operating, non-cash goodwill impairment charge taken of $44.5 million in Flexible Packaging Films

•	Operating profit from ongoing operations for Bonnell Aluminum of $7.3 million was $1.5 million higher than the third quarter of 2014
RICHMOND, VA--(BUSINESS WIRE)--November 9, 2015--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported third-quarter financial results for the three and nine month periods ended September 30, 2015. A summary of results for ongoing operations for the three and nine months ended September 30, 2015 and 2014 is shown below:

(in millions, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss) from continuing operations as reported under generally accepted accounting principles (“U.S. GAAP”)	$(36.7)	$10.7	$(26.3)	$23.0
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	1.5	0.3	1.7	1.7
(Gains) losses from sale of assets and other	—	(2.2)	2.2	4.8
Goodwill impairment charge	44.5	—	44.5	—
Net income from ongoing operations *	$9.3	$8.8	$22.1	$29.5

Earnings (loss) per share from continuing operations as reported under U.S. GAAP (diluted)	$(1.13)	$0.33	$(0.81)	$0.70
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.05	0.01	0.05	0.05
(Gains) losses from sale of assets and other	—	(0.07)	0.07	0.15
Goodwill impairment charge	1.36	—	1.36	—
Earnings per share from ongoing operations (diluted) *	$0.28	$0.27	$0.67	$0.90

*
Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the after-tax effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets and other items, goodwill impairment charges and operating results and gains or losses on sale for businesses divested that are included in discontinued operations, which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under U.S. GAAP. Net income and earnings per share from ongoing operations are used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under U.S. GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share from continuing operations as defined by U.S. GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing operations. Further details regarding the special items that reconcile net income from ongoing operations to net income from continuing operations are provided in the Notes to the Financial Tables in this press release.

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John D. Gottwald, Tredegar’s president and chief executive officer, said: “Earnings per share from ongoing operations increased for the quarter to 28 cents from 27 cents last year, however, 2015 results include non-operational gains in our Flexible Packaging Films unit of 8 cents.”
“Operating profits in PE Films during the quarter were down $4.7 million mainly due to previously announced losses of business and product transitions in personal care films. Operating profits in PE Films for the quarter still include $3 million of profits relating to previously announced product transitions that will wind down in the future. Also, we believe that our efforts to reduce costs, add new products and increase share will need to offset the impact from additional product transitions after 2017, which is estimated at approximately $10 million annually.”
“Flexible Packaging Films’ results excluding non-operational gains were break-even for the quarter, which was approximately $1.5 million better than last year. We have determined that this business’s current enterprise value no longer supports the goodwill on the balance sheet. Accordingly, we booked an impairment charge of $44.5 million.”
Mr. Gottwald continued, “We’ve reorganized PE Films and Flexible Packaging Films with the intent of speeding up decision making and improving customer responsiveness. This quarter we started reporting them separately to help our shareholders better track their performance.”
In his final comments, Mr. Gottwald said, “Bonnell sales volume and profits increased for the quarter over last year, but we’re now running at near capacity. We’re evaluating several options that we believe can help us participate in continued expected market growth.”

OPERATIONS REVIEW
PE Films
PE Films is comprised of personal care materials, surface protection films, polyethylene overwrap films and films for other markets. A summary of third-quarter operating results from ongoing operations for PE Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	September 30,			September 30,
	2015	2014		2015	2014
Sales volume (lbs)	40,023	44,283	(9.6)%	121,866	133,871	(9.0)%
Net sales	$93,943	$115,155	(18.4)%	$292,259	$354,892	(17.6)%
Operating profit from ongoing operations	$9,745	$14,471	(32.7)%	$35,849	$47,174	(24.0)%

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Third-Quarter Results vs. Prior Year Third Quarter
Net sales (sales less freight) in the third quarter of 2015 decreased by $21.2 million versus 2014 primarily due to:

•	The loss of business with PE Films’ largest customer related to various product transitions in personal care materials (approximately $6.1 million);

•	A decline in volumes for the remaining portion of personal care materials and within polyethylene overwrap films (approximately $6.9 million);

•	A decline in volumes in surface protection films that is believed to be associated with customer inventory corrections (approximately $0.9 million); and

•	The unfavorable impact from the change in the U.S. dollar value of currencies for operations outside of the U.S. (approximately $7.2 million).
As noted above, current year sales volumes have declined as a result of the wind down of shipments for certain personal care materials due to various product transitions and business lost, primarily with PE Films’ largest customer. In addition, efforts to consolidate domestic manufacturing facilities in PE Films commenced in the third quarter of 2015. This restructuring project is not expected to be completed until the middle of 2017, and once complete, annual pre-tax cash cost savings are expected to be approximately $5-6 million. The table below summarizes the pro forma operating profit from ongoing operations for the third quarters of 2015 and 2014, had the impact of the events noted above been fully realized:

	Three Months Ended September 30,
(In Thousands)	2015	2014
Operating profit from ongoing operations, as reported	$9,745	$14,471
Contribution to operating profit from ongoing operations associated with business lost:
Certain babycare elastic films sold in North America	—	248
Product transitions & other losses before restructurings & fixed costs reduction	3,023	5,182
Operating profit from ongoing operations net of the impact of business that will be fully eliminated in future periods	6,722	9,041
Estimated future benefit of North American facility consolidation	1,300	1,300
Pro forma estimated operating profit from ongoing operations	$8,022	$10,341
    Net sales associated with lost business and product transitions that have yet to be fully eliminated were approximately $8.4 million and $16.1 million in the third quarters of 2015 and 2014, respectively. The competitive dynamics in PE Films require continuous development of new materials to improve cost and performance for customers. PE Films anticipates additional exposure to product transitions and lost business in certain personal care materials, and the estimated additional exposure to future operating profit from ongoing operations relating to such is approximately $10 million annually, which would not likely occur until after 2017.
Net of the impact of product transitions and business lost, pro forma estimated operating profit from ongoing operations in the third quarter of 2015 decreased by $2.3 million versus the third quarter of 2014. The decrease can be primarily attributed to lower volumes and customer pricing pressures in polyethylene overwrap films (approximately $1.0 million), the unfavorable impact from the change in the U.S. dollar value of currencies for operations outside the U.S. (approximately $0.8 million) and higher selling, research and development (“R&D”) and general expenses (approximately $0.4 million).
Year-To-Date Results vs. Prior Year-To-Date
Net sales in the first nine months of 2015 decreased by $62.6 million versus 2014 primarily due to lower volumes, primarily from lost business and product transitions, and the unfavorable impact from the change in the U.S. dollar value of currencies for operations outside of the U.S.

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Consistent with the pro forma information provided for quarter-to-date operating results, the table below summarizes the pro forma operating results for the first nine months of 2015 and 2014 had the impact of various product transitions and lost business and efforts to consolidate domestic PE Films manufacturing facilities been fully realized:

	Nine Months Ended September 30,
(In Thousands)	2015	2014
Operating profit from ongoing operations, as reported	$35,849	$47,174
Contribution to operating profit from ongoing operations associated with business lost:
Certain babycare elastic films sold in North America	—	2,106
Product transitions & other losses before restructurings & fixed costs reduction	10,638	17,746
Operating profit from ongoing operations net of the impact of business that will be fully eliminated in future periods	25,211	27,322
Estimated future benefit of North American facility consolidation	3,900	3,900
Pro forma estimated operating profit from ongoing operations	$29,111	$31,222
    Net sales associated with lost business and product transitions that have yet to be fully eliminated were approximately $32.1 million and $52.0 million in the first nine months of 2015 and 2014, respectively.
Net of the impact of product transitions and business lost, pro forma estimated operating profit from ongoing operations in the first nine months of 2015 decreased by $2.1 million versus the first nine months of 2014. The decrease can be primarily attributed to lower volumes in polyethylene overwrap films and other personal care materials, the unfavorable impact from the change in the U.S. dollar value of currencies for operations outside the U.S. and competitive pricing pressures, partially offset by cost savings and the favorable impact from the quarterly lag in the pass-through of average resin costs.
Capital Expenditures, Depreciation & Amortization
Capital expenditures in PE Films were $13.8 million in the first nine months of 2015 compared to $10.8 million in the first nine months of 2014. Current year capital expenditures include a project to expand surface protection films capacity in China. PE Films currently estimates that total capital expenditures in 2015 will be approximately $21 million, including approximately $10 million for routine capital expenditures required to support operations. The Company previously announced a project to invest $10 million in 2016 in Europe to provide elastic film capabilities to customers in Europe, the Middle East and Africa. Depreciation expense was $12.1 million in the first nine months of 2015 and $16.4 million in the first nine months of 2014. Depreciation expense is projected to be approximately $16 million in 2015. Amortization expense was $0.1 million in the first nine months of 2015 and $0.2 million in the first nine months of 2014, and is projected to be approximately $0.1 million in 2015.

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Flexible Packaging Films
The operations of Flexible Packaging Films, which is also referred to as Terphane, continue to be adversely impacted by competitive pressures that are primarily related to ongoing unfavorable economic conditions in its primary market of Brazil and excess global capacity in the industry. The Company believes that these conditions have shifted the competitive environment from a regional to a global landscape and have driven price convergence and lower product margins for Terphane in Brazil. While recent favorable anti-dumping rulings have been issued against China, Egypt and India, authorities in Brazil have initiated new investigations of dumping against Peru and Bahrain. In light of market trends, increased economic uncertainty and continued dumping activity in Brazil, the Company reassessed its projections for the timing and extent of a market recovery for Terphane in the third quarter of 2015.
    The Company’s assessment of Terphane’s future prospects and timing of a recovery under these conditions indicate that its current enterprise value is less than approximately $120 million (Terphane’s net assets excluding goodwill), the minimum value needed to have avoided a full write-off of its goodwill. Accordingly, an impairment charge of $44.5 million was recognized in the third quarter of 2015 to write-off the Terphane goodwill.
Terphane had net sales and adjusted EBITDA for the twelve months ended September 30, 2015 of $108 million (sales of $114 million less freight expense of $6 million) and $11.4 million (operating profit from ongoing operations of $1.1 million plus depreciation and amortization expense of $10.3 million), respectively. The adjusted EBITDA benefited from non-operation items related to refunds of previously paid duties applied to films imported into the U.S. ($1.2 million) and foreign currency transaction gains associated with U.S. dollar denominated export sales in Brazil ($4.3 million). While the Company uses adjusted EBITDA as a primary valuation metric, it is a non-GAAP financial measure that is not intended to represent net income (loss) or cash flows from operations as defined under U.S. GAAP and should not be considered as either an alternative to net income (loss) (as an indicator of operating performance) or to cash flow (as a measure of liquidity).
A summary of third-quarter operating results from ongoing operations for Flexible Packaging Films, which excluded the goodwill impairment charge noted above, is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	September 30,			September 30,
	2015	2014		2015	2014
Sales volume (lbs)	22,495	17,270	30.3%	59,968	51,034	17.5%
Net sales	$27,155	$27,943	(2.8)%	$77,339	$83,382	(7.2)%
Operating profit (loss) from ongoing operations	$4,102	$(1,265)	—	$1,793	$(2,283)	—
Third-Quarter Results vs. Prior Year Third Quarter
Net sales in the third quarter of 2015 decreased 2.8% versus the third quarter of 2014 primarily due to competitive pricing pressures and the pass-through of lower raw material costs, partially offset by a 30.3% increase in sales volumes. Higher sales volumes had a favorable impact of approximately $8.5 million.

Operating profit (loss) from ongoing operations in the third quarter of 2015 versus the third quarter of 2014 includes the favorable impacts of refunds associated with duties previously applied to films imported into the U.S. ($2.3 million) and foreign currency transaction gains associated with U.S. dollar denominated export sales from Brazil ($1.6 million). Excluding these non-operational items, the improvement in operating profit (losses) from ongoing operations of approximately $1.5 million can be attributed to the following:

•	Higher volumes increased operating profit from ongoing operations by approximately $1.8 million;

•	Competitive pricing pressures reduced margins by approximately $3.4 million; and

•	Other factors include lower costs, primarily due to current-year cost cutting initiatives, partially offset by additional depreciation expense.

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Year-To-Date Results vs. Prior Year-To-Date
Net sales in the first nine months of 2015 decreased 7.2% versus the first nine months of 2014 primarily due to competitive pricing pressures and the pass-through to customers of lower market-driven raw material costs, partially offset by a 17.5% increase in sales volumes. As previously noted, the change from an operating loss from ongoing operations to an operating profit from ongoing operations included the favorable impacts of refunds associated with previously paid duties applied to films imported into the U.S. ($2.3 million) and foreign currency transaction gains associated with U.S. dollar denominated export sales in Brazil ($3.8 million). Excluding these non-operational items, the $2.0 million increase in operating loss from ongoing operations can be primarily attributed to margin compression as a result of competitive pricing pressures and higher depreciation expense, partially offset by higher volumes and improved costs.
Capital Expenditures, Depreciation & Amortization
Capital expenditures in Terphane were $2.5 million in the first nine months of 2015 compared to $16.6 million in the first nine months of 2014. Capital expenditures for the first nine months of 2014 included approximately $16 million for the capacity expansion project at the Company’s manufacturing facility in Cabo de Santo Agostinho, Brazil. Terphane currently estimates that total capital expenditures in 2015 will be approximately $4 million, including approximately $3 million for routine capital expenditures required to support operations. Depreciation expense was $5.2 million in the first nine months of 2015 and $3.9 million in the first nine months of 2014. Depreciation expense is projected to be approximately $7 million in 2015. Amortization expense was $2.2 million in the first nine months of 2015 and $2.7 million in the first nine months of 2014, and is projected to be approximately $3 million in 2015.
Aluminum Extrusions
A summary of third-quarter results from ongoing operations for Aluminum Extrusions, which is also referred to as Bonnell Aluminum, is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	September 30,			September 30,
	2015	2014		2015	2014
Sales volume (lbs)	44,811	39,535	13.3%	127,184	114,351	11.2%
Net sales	$94,812	$89,605	5.8%	$286,660	$253,436	13.1%
Operating profit from ongoing operations	$7,272	$5,752	26.4%	$20,863	$18,563	12.4%
Third-Quarter Results vs. Prior Year Third Quarter
Net sales in the third quarter of 2015 increased versus 2014 primarily due to higher sales volumes, partially offset by a decrease in average selling prices. Higher sales volumes, primarily in the nonresidential building and construction and automotive markets, had a favorable impact of approximately $12.2 million in the third quarter of 2015 versus the third quarter of 2014. Increased demand, primarily from the nonresidential building and construction sector, has pushed Bonnell Aluminum’s average capacity utilization in excess of 90%. Lower average selling prices, which had an unfavorable impact on net sales of approximately $7.0 million, can be primarily attributed to a decrease in average aluminum costs.
Operating profit from ongoing operations in the third quarter of 2015 increased in comparison to the third quarter of 2014 by 26.4%, as a result of the following factors:

•	A 13.3% increase in volumes, which had a favorable impact of approximately $1.5 million;

•	Production inefficiencies of approximately $1.0 million, which were primarily attributed to mechanical issues and intermittent run times that were specific to a single extrusion press; and

•	Other factors primarily included lower incentive compensation expenses accruals ($0.4 million) and improved management of freight logistics ($0.5 million).

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Year-To-Date Results vs. Prior Year-To-Date
Net sales in the first nine months of 2015 increased versus 2014 primarily due to higher sales volumes. The $2.3 million increase in operating profit from ongoing operations in the first nine months of 2015 versus 2014 was primarily due to higher sales volumes and improved freight logistics, partially offset by higher manufacturing costs required to meet higher volumes and changes in product mix.
Capital Expenditures, Depreciation & Amortization
Capital expenditures for Bonnell Aluminum were $7.1 million in the first nine months of 2015 compared to $5.2 million in the first nine months of 2014. Capital expenditures in the first nine months of 2015 were primarily related to the project to expand and upgrade anodizing capacity at the aluminum extrusions manufacturing facility in Carthage, Tennessee. Capital expenditures are projected to total approximately $9 million in 2015, which includes approximately $5 million for routine capital expenditures required to support operations. Depreciation expense was $6.5 million in the first nine months of 2015 compared to $6.2 million in the first nine months of 2014, and is projected to be approximately $9 million in 2015. Amortization expense was $0.8 million in the first nine months of 2015 and $1.4 million in the first nine months of 2014, and is projected to be approximately $1 million in 2015.
Corporate Expenses, Interest, Taxes & Other
Pension expense was $9.2 million in the first nine months of 2015, an unfavorable change of $4.0 million from the first nine months of 2014. Most of the impact on earnings from higher pension expense is reflected in “Corporate expenses, net” in the Net Sales and Operating Profit by Segment table. Pension expense is projected to be approximately $12.3 million in 2015. Corporate expenses, net increased in 2015 versus 2014 primarily due to the previously noted increase in pension expense and corporate severance charges. In 2015, corporate expenses, net included severance and other employee-related charges of $3.9 million associated with the resignations of the Company’s former chief executive and chief financial officers in the second quarter of 2015. In 2014, corporate expenses, net included non-recurring costs of $0.9 million.
Interest expense was $2.7 million in the first nine months of 2015 in comparison to $1.8 million in the first nine months of 2014.
Due to net losses from continuing operations associated with a non-deductible goodwill impairment charge of $44.5 million, the effective tax rate used to compute income taxes in the first nine months of 2015 was (52.7)%, compared to 34.6% in the first nine months of 2014. An explanation of significant differences between the estimated effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2015 and 2014 will be provided in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 (the “Form 10-Q”).
See Note (d) to the Financial Tables regarding a recent event that will adversely impact the estimated value of the Company’s investment in kaléo.
CAPITAL STRUCTURE
Net debt (debt in excess of cash and cash equivalents) was $87.4 million at September 30, 2015, compared to $87.2 million at December 31, 2014. Net debt is a financial measure that is not calculated or presented in accordance with U.S. GAAP. See the Notes to the Financial Tables for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject

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to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: acquired businesses, including Terphane Holdings LLC (“Terphane”) and AACOA, Inc. (“AACOA”), may not achieve the levels of revenue, profit, productivity, or otherwise perform as we expect; acquisitions, including our acquisitions of Terphane and AACOA, involve special risks, including without limitation, diversion of management’s time and attention from our existing businesses, the potential assumption of unanticipated liabilities and contingencies and potential difficulties in integrating acquired businesses and achieving anticipated operational improvements; PE Films is highly dependent on sales to one customer — The Procter & Gamble Company (“P&G”) and PE Films may not be able to mitigate the impact of the expected decline in net sales to P&G on operating profit from ongoing operations; growth of PE Films depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the building and construction sector, and are also subject to seasonal slowdowns; Aluminum Extrusions efforts to expand product offerings and broaden its customer base may not be successful; our substantial international operations subject us to risks of doing business in countries outside the U.S., which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies, including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the SEC from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2014 Annual Report on Form 10-K (the “2014 Form 10-K”) filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC, including the 2014 Form 10-K.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable U.S. GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2014 sales of $952 million. With approximately 2,700 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

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Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Sales	$223,772	$240,429	$679,188	$712,607
Other income (expense), net (a) (d) (e) (f)	147	3,912	379	(6,318)
	223,919	244,341	679,567	706,289

Cost of goods sold (a)	182,442	198,121	555,627	580,899
Freight	7,862	7,726	22,930	20,897
Selling, R&D and general expenses (a)	18,483	19,914	65,606	60,736
Amortization of intangibles	990	1,415	3,113	4,237
Interest expense	901	590	2,679	1,751
Asset impairments and costs associated with exit and disposal activities, net of adjustments (a)	2,117	461	2,342	2,652
Goodwill impairment charge (b)	44,465	—	44,465	—
	257,260	228,227	696,762	671,172
Income (loss) from continuing operations before income taxes	(33,341)	16,114	(17,195)	35,117
Income taxes from continuing operations (g)	3,382	5,369	9,064	12,141
Income (loss) from continuing operations	(36,723)	10,745	(26,259)	22,976
Income (loss) from discontinued operations, net of tax (c)	—	850	—	850
Net income (loss)	$(36,723)	$11,595	$(26,259)	$23,826

Earnings (loss) per share:
Basic:
Continuing operations	$(1.13)	$0.33	$(0.81)	$0.71
Discontinued operations (c)	—	0.03	—	0.03
Net income (loss)	$(1.13)	$0.36	$(0.81)	$0.74
Diluted:
Continuing operations	$(1.13)	$0.33	$(0.81)	$0.70
Discontinued operations (c)	—	0.03	—	0.03
Net income (loss)	$(1.13)	$0.36	$(0.81)	$0.73

Shares used to compute earnings (loss) per share:
Basic	32,605	32,319	32,566	32,291
Diluted	32,605	32,507	32,566	32,589

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Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net Sales
PE Films	$93,943	$115,155	$292,259	$354,892
Flexible Packaging Films	27,155	27,943	77,339	83,382
Aluminum Extrusions	94,812	89,605	286,660	253,436
Total net sales	215,910	232,703	656,258	691,710
Add back freight	7,862	7,726	22,930	20,897
Sales as shown in the Consolidated Statements of Income	$223,772	$240,429	$679,188	$712,607

Operating Profit
PE Films:
Ongoing operations	$9,745	$14,471	$35,849	$47,174
Plant shutdowns, asset impairments, restructurings and other (a)	(2,044)	(113)	(2,051)	(12,281)
Flexible Packaging Films:
Ongoing operations	4,102	(1,265)	1,793	(2,283)
Plant shutdowns, asset impairments, restructurings and other (a)	—	(297)	(185)	(297)
Goodwill impairment charge (b)	(44,465)	—	(44,465)	—
Aluminum Extrusions:
Ongoing operations	7,272	5,752	20,863	18,563
Plant shutdowns, asset impairments, restructurings and other (a)	(331)	(126)	(364)	(300)
Total	(25,721)	18,422	11,440	50,576
Interest income	76	117	247	419
Interest expense	901	590	2,679	1,751
Gain (loss) on investment accounted for under fair value method (d)	—	4,000	—	2,900
Gain on sale of investment property (f)	—	—	—	1,208
Stock option-based compensation costs	73	358	571	944
Corporate expenses, net (a) (e)	6,722	5,477	25,632	17,291
Income (loss) from continuing operations before income taxes	(33,341)	16,114	(17,195)	35,117
Income taxes from continuing operations (g)	3,382	5,369	9,064	12,141
Income (loss) from continuing operations	(36,723)	10,745	(26,259)	22,976
Income (loss) from discontinued operations, net of tax (c)	—	850	—	850
Net income (loss)	$(36,723)	$11,595	$(26,259)	$23,826

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Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2015	December 31, 2014
Assets
Cash & cash equivalents	$46,609	$50,056
Accounts & other receivables, net	108,030	113,341
Income taxes recoverable	366	877
Inventories	65,511	74,308
Deferred income taxes	8,120	8,877
Prepaid expenses & other	7,265	8,283
Total current assets	235,901	255,742
Property, plant & equipment, net	228,135	269,957
Goodwill & other intangibles, net	153,816	215,129
Other assets	46,502	47,798
Total assets	$664,354	$788,626
Liabilities and Shareholders’ Equity
Accounts payable	$77,464	$94,131
Accrued expenses	35,093	32,049
Total current liabilities	112,557	126,180
Long-term debt	134,000	137,250
Deferred income taxes	27,259	39,255
Other noncurrent liabilities	108,788	113,912
Shareholders’ equity	281,750	372,029
Total liabilities and shareholders’ equity	$664,354	$788,626

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Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(26,259)	$23,826
Adjustments for noncash items:
Depreciation	23,932	26,571
Amortization of intangibles	3,113	4,237
Goodwill impairment charge	44,465	—
Deferred income taxes	(7,526)	(4,063)
Accrued pension income and post-retirement benefits	9,358	5,265
Loss on investment accounted for under the fair value method	—	(2,900)
Loss on asset impairments and divestitures	319	993
Net gain on sale of assets	(11)	(919)
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(4,725)	(22,274)
Inventories	1,205	(1,885)
Income taxes recoverable/payable	184	(1,993)
Prepaid expenses and other	(1,141)	535
Accounts payable and accrued expenses	(9,028)	7,940
Other, net	(544)	1,898
Net cash provided by operating activities	33,342	37,231
Cash flows from investing activities:
Capital expenditures	(23,382)	(32,587)
Proceeds from the sale of assets and other	949	5,053
Net cash used in investing activities	(22,433)	(27,534)
Cash flows from financing activities:
Borrowings	88,000	67,250
Debt principal payments	(91,328)	(67,528)
Dividends paid	(10,130)	(8,090)
Proceeds from exercise of stock options and other	2,794	(106)
Net cash used in financing activities	(10,664)	(8,474)
Effect of exchange rate changes on cash	(3,692)	(1,910)
Increase (decrease) in cash and cash equivalents	(3,447)	(687)
Cash and cash equivalents at beginning of period	50,056	52,617
Cash and cash equivalents at end of period	$46,609	$51,930

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Notes to the Financial Tables
(Unaudited)
(a) Plant shutdowns, asset impairments, restructurings and other charges in the third quarter of 2015 include:

•
Pretax charges of $1.2 million associated with the consolidation of domestic polyethylene (“PE”) films manufacturing facilities, which includes severance and other employee-related costs of $0.3 million, asset impairments of $0.3 million, accelerated depreciation of $0.2 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.3 million ($46,000 is included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.9 million for severance and other employee-related costs associated with restructurings in PE Films ($0.9 million), Aluminum Extrusions ($35,000) and Corporate ($26,000; included in “Corporate expenses, net” in the statement of net sales and operating profit by segment); and

•	Pretax charges of $0.3 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other charges in the first nine months of 2015 include:

•
Pretax charges of $3.9 million (included in “Selling, R&D and general expense” in the condensed consolidated statements of income and “Corporate expenses, net” in the statement of net sales and operating profit by segment) for severance and other employee-related costs associated with the resignation of the Company’s former chief executive and chief financial officers;

•
Pretax charges of $1.2 million associated with the consolidation of domestic PE films manufacturing facilities, which includes severance and other employee-related costs of $0.3 million, asset impairments of $0.3 million, accelerated depreciation of $0.2 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.3 million ($46,000 is included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charge of $1.1 million for severance and other employee-related costs associated with restructurings in PE Films ($0.9 million), Flexible Packaging Films ($0.2 million), Aluminum Extrusions ($35,000) and Corporate ($26,000; included in “Corporate expenses, net” in the statement of net sales and operating profit by segment); and

•	Pretax charges of $0.3 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other charges in the third quarter of 2014 include:

•
Pretax charges of $0.4 million associated with severance and other employee-related costs associated with restructurings in Flexible Packaging Films ($0.3 million), PE Films ($0.1 million) and Aluminum Extrusions ($31,000);

•
Pretax charges of $75,000 related to expected future environmental costs at the Company’s aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income);

•	Pretax charges of $37,000 associated with the shutdown of the PE films manufacturing facility in Red Springs, North Carolina; and

•	Pretax charges of $20,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other charges in the first nine months of 2014 include:

•
Pretax charge of $10 million (included in “Other income (expense), net” in the condensed consolidated statements of income) associated with a one-time, lump sum license payment to 3M after the Company settled all litigation issues associated with a patent infringement complaint;

•
Pretax charges of $1.8 million associated with severance and other employee-related costs associated with restructurings in PE Films ($1.5 million), Flexible Packaging Films ($0.3 million) and Aluminum Extrusions ($31,000);

•
Pretax charges of $0.8 million associated with the shutdown of the PE films manufacturing facility in Red Springs, North Carolina, which includes severance and other employee-related costs of $0.5 million and asset impairment and other shutdown-related charges of $0.3 million;

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•
Pretax charges of $0.2 million related to expected future environmental costs at the Company’s aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income); and

•	Pretax charges of $43,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.

(b)
Goodwill impairment charge of $44.5 million ($44.5 million after taxes) recognized in Flexible Packaging Films in the third quarter of 2015 upon completion of an impairment analysis performed as of September 30, 2015. This non-operating, non-cash charge, as computed under U.S. GAAP, resulted from continuing competitive pressures primarily related to ongoing unfavorable economic conditions in its primary market of Brazil and excess global capacity in the industry.

(c)
On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of approximately $25 million. All historical results for this business were previously reported in discontinued operations. Accruals for indemnifications under the purchase agreement related to environmental matters were adjusted in the third quarter and first nine months of 2014, resulting in income from discontinued operations of $0.9 million ($0.9 million after tax) for each of the periods.

(d)
The unrealized gain (loss) on the Company’s investment in kaleo, Inc. was a gain of $4.0 million and $2.9 million in the third quarter and first nine months of 2014, respectively (no unrealized gain (loss) in the third quarter and first nine months of 2015). The unrealized gain in third quarter of 2014 can be primarily attributed to favorable changes for the passage of time as cash flows associated with achieving product development and commercialization milestones are discounted at 45% for their high degree of risk. In addition to the passage of time for discounted cash flows, the prior-year-to-date change in the fair value of kaléo reflected the impact of a lower weighted average cost of capital used to discount cash flow projections and adjustments to the amount and timing of cash flows associated with achieving product development and commercialization milestones. In 2009, kaléo licensed exclusive rights to sanofi-aventis U.S. LLC (Sanofi) to commercialize an epinephrine auto-injector in the U.S. and Canada.  Sanofi began manufacturing and distributing the epinephrine auto-injector, under the names Auvi-Q® in the U.S. and Allerject® in Canada, in 2013.  Sanofi announced on October 28, 2015 a voluntary recall of all Auvi-Q and Allerject epinephrine injectors currently on the market.  The adverse impact that this recall will have on the estimated fair value of the Company’s investment in kaléo is unknown at this time.

(e)
Pretax charges of $0.2 million and $0.8 million in the third quarter and first of nine months of 2014, respectively, (none in the third quarter and first nine months of 2015) related to unrealized losses for the Company’s investment in the Harbinger Capital Partners Special Situations Fund, L.P. were recorded as a result of a reduction in the value of the Company’s investment that is not expected to be temporary. The impairment charge is included in “Other income (expense), net” in the condensed consolidated statements of income and in “Corporate expenses, net” in the statement of net sales and operating profit by segment.

(f)
A pre-tax gain of $1.2 million (included in “Other income (expense), net” in the condensed consolidated statement of income) was realized on the sale of a portion of its investment property in Alleghany and Bath counties in Virginia in the second quarter of 2014.

(g)
Income taxes in 2015 and 2014 included the partial reversal of a valuation allowance of $0.3 million and $0.1 million, respectively, related to the expected limitations on the utilization of assumed capital losses on certain investments that were recognized in prior years.

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(h)	Net debt is calculated as follows:

(in millions)	September 30,	December 31,
	2015	2014
Debt	$134.0	$137.3
Less: Cash and cash equivalents	46.6	50.1
Net debt	$87.4	$87.2
Net debt is not intended to represent total debt as defined by U.S. GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com

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